EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholder of T-Mobile USA, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of T-Mobile USA, Inc., and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 1, 2013, except for the condensed consolidating financial information included in Note 22 to the consolidated financial statements, as to which the date is June 18, 2013.

T-Mobile USA, Inc.
Consolidated Balance Sheets
December 31, 2012 and 2011

(dollars in millions, except per share amounts)

	2012	2011
Assets
Current assets
Cash and cash equivalents	$394	$390
Accounts receivable, net of allowances for uncollectible accounts of $289 and $347, respectively	2,678	2,697
Accounts receivable from affiliates	682	1,820
Inventory	457	455
Current portion of deferred tax assets, net	655	668
Other current assets	675	572
Total current assets	5,541	6,602
Property and equipment, net of accumulated depreciation of $17,744 and $15,599, respectively	12,807	12,703
Goodwill	—	8,134
Spectrum licenses	14,550	12,814
Other intangible assets, net of accumulated amortization of $243 and $216, respectively	79	61
Investments in unconsolidated affiliates	63	35
Long-term investments	31	22
Other assets	551	238
Total assets	$33,622	$40,609
Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$2,161	$1,826
Accrued liabilities	1,314	1,232
Current payables to affiliates	1,619	1,046
Deferred revenue	290	257
Other current liabilities	208	143
Total current liabilities	5,592	4,504
Long-term payables to affiliates	13,655	15,049
Long-term financial obligation	2,461	—
Deferred tax liabilities	3,618	3,282
Deferred rents	1,884	1,672
Other long-term liabilities	297	317
Total long-term liabilities	21,915	20,320
Commitments and contingencies (Note 19)
Stockholder's equity
Common stock, par value $0.000001 per share, and paid-in capital; 500,000,000 shares authorized, 292,669,971 shares issued and outstanding	29,197	31,600
Accumulated other comprehensive income (loss)	41	(28)
Accumulated deficit	(23,123)	(15,787)
Total stockholder’s equity	6,115	15,785
Total liabilities and stockholder’s equity	$33,622	$40,609

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile USA, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
Years Ended December 31, 2012, 2011 and 2010

(dollars in millions, except per share amounts)

	2012	2011	2010
Revenues
Branded contract revenues	$14,521	$16,230	$16,538
Branded prepaid revenues	1,715	1,307	1,384
Wholesale revenues	544	443	199
Roaming and other service revenues	433	501	612
Total service revenues	17,213	18,481	18,733
Equipment sales	2,242	1,901	2,404
Other revenues	264	236	210
Total revenues	19,719	20,618	21,347
Operating expenses
Network costs, excluding depreciation and amortization	4,661	4,952	4,895
Cost of equipment sales	3,437	3,646	4,237
Customer acquisition, excluding depreciation and amortization	3,286	3,185	3,205
General and administrative, excluding depreciation and amortization	3,510	3,543	3,535
Depreciation and amortization	3,187	2,982	2,773
Impairment charges	8,134	6,420	—
Restructuring costs	85	—	—
Other, net	(184)	169	(3)
Total operating expenses	26,116	24,897	18,642
Operating (loss) income	(6,397)	(4,279)	2,705
Other (expense) income
Interest expense to affiliates	(661)	(670)	(556)
Interest income	77	25	14
Other (expense) income, net	(5)	(10)	16
Total other expense, net	(589)	(655)	(526)
(Loss) income before income taxes	(6,986)	(4,934)	2,179
Income tax (expense) benefit	(350)	216	(822)
Net (loss) income	(7,336)	(4,718)	1,357
Net income attributable to noncontrolling interest	—	—	(3)
Net (loss) income attributable to T-Mobile USA, Inc.	$(7,336)	$(4,718)	$1,354
Other comprehensive (loss) income, net of tax
Unrealized gain (loss) on derivatives held as cash flow hedges, net of tax of $57, $28 and $42, respectively	95	(47)	(71)
Unrealized (loss) gain on foreign currency translation, net of tax of $16, $29 and $23, respectively	(27)	49	40
Unrealized gain (loss) on available-for-sale securities, net of tax of $0, $5 and $0, respectively	1	9	—
Total comprehensive (loss) income attributable to T- Mobile USA, Inc.	$(7,267)	$(4,707)	$1,323
Net (loss) income per common share (Note 15)
Basic and diluted	$(25.07)	$(16.12)	$4.63
Weighted average shares
Basic and diluted	292,669,971	292,669,971	292,669,971

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile USA, Inc.
Consolidated Statements of Stockholder's Equity
Years Ended December 31, 2012, 2011 and 2010

(dollars in millions)

	Number of Common Shares	Par Value and Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total T-Mobile USA, Inc. Stockholder’s Equity	Noncontrolling Interest	Total Stockholder's Equity

Balances at December 31, 2009	292,669,971	$36,593	$(8)	$(12,436)	$24,149	$101	$24,250
Equity distribution of paid-in capital in exchange for payables to affiliates	—	(5,000)	—	—	(5,000)	—	(5,000)
Income tax expense on share-based compensation awards and loss from conversion to cash-settled awards	—	7	—	(2)	5	—	5
Net income attributable to noncontrolling interest	—	—	—	—	—	3	3
Derecognition of noncontrolling interest	—	—	—	15	15	(104)	(89)
Net income attributable to T-Mobile USA, Inc.	—	—	—	1,354	1,354	—	1,354
Other comprehensive loss, net of tax	—	—	(31)	—	(31)	—	(31)
Balances at December 31, 2010	292,669,971	31,600	(39)	(11,069)	20,492	—	20,492
Net loss	—	—	—	(4,718)	(4,718)	—	(4,718)
Other comprehensive income, net of tax	—	—	11	—	11	—	11
Balances at December 31, 2011	292,669,971	31,600	(28)	(15,787)	15,785	—	15,785
Net loss	—	—	—	(7,336)	(7,336)	—	(7,336)
Equity distribution of paid-in capital	—	(2,403)	—	—	(2,403)	—	(2,403)
Other comprehensive income, net of tax	—	—	69	—	69	—	69
Balances at December 31, 2012	292,669,971	$29,197	$41	$(23,123)	$6,115	$—	$6,115

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile USA, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2012, 2011 and 2010

(dollars in millions)

	2012	2011	2010
Operating activities
Net (loss) income	$(7,336)	$(4,718)	$1,357
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Impairment charges	8,134	6,420	—
Depreciation and amortization	3,187	2,982	2,773
Income tax expense (benefit)	350	(216)	822
Amortization of debt discount and premium, net	(81)	(84)	(59)
Bad debt expense	702	713	619
Deferred rent expense	206	218	219
(Gains) losses and other, net	(258)	(43)	(52)
Changes in operating assets and liabilities
Accounts receivable	(700)	(558)	(862)
Inventory	(2)	166	19
Other current and long-term assets	(316)	(182)	62
Accounts payable	(113)	(51)	(14)
Other current and accrued liabilities	89	333	21
Net cash provided by operating activities	3,862	4,980	4,905
Investing activities
Purchases of property and equipment	(2,901)	(2,729)	(2,819)
Expenditures related to spectrum licenses	(387)	(23)	(18)
Short term affiliate loan receivable, net	(651)	(2,005)	(2,315)
Proceeds from disposals of property and equipment and intangible assets	51	2	17
Payments to acquire and proceeds from disposals of financial assets, net	(5)	73	20
Investments in unconsolidated affiliates, net	(22)	(17)	(11)
Net cash used in investing activities	(3,915)	(4,699)	(5,126)
Financing activities
Proceeds from financial obligation	2,469	—	—
Repayments of financial obligation	(9)	—	—
Equity distribution to stockholder	(2,403)	—	—
Long-term borrowings from affiliates	—	—	116
Other, net	—	—	7
Net cash provided by financing activities	57	—	123
Change in cash and cash equivalents	4	281	(98)
Cash and cash equivalents
Beginning of year	390	109	207
End of year	$394	$390	$109

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

1.	Organization
T-Mobile USA, Inc. (“T-Mobile” or the “Company”) is Deutsche Telekom AG's (“Deutsche Telekom”) wholly-owned U.S. mobile communications segment. T-Mobile provides mobile communications services under the T-Mobile brand in the United States, Puerto Rico and the U.S. Virgin Islands. T-Mobile provides services using Evolved 4G High Speed Packet Access (“HSPA+”), Universal Mobile Telecommunications Systems (“UMTS”), General Packet Radio Service (“GPRS”), Enhanced Data rates for GSM Evolution (“EDGE”), and Global System for Mobile Communications (“GSM”) technologies. T-Mobile's voice and data networks covers over 280 million people. At the end of 2012, T-Mobile's most advanced 4G HSPA+ network covered over 225 million people. Additionally, T-Mobile provides reinsurance for handset insurance policies and extended warranty contracts offered to T-Mobile's mobile communications customers through a wholly-owned single-parent captive insurance company established in 2010.

2.	Summary of Significant Accounting Policies
Consolidation and Basis of Presentation
The consolidated financial statements (“financial statements”) of T-Mobile include the accounts of all wholly-owned and all majority-owned subsidiaries over which T-Mobile exercises control, as well as variable interest entities (“VIEs”) where T-Mobile is deemed to be the primary beneficiary (Note 9) and VIEs that cannot be deconsolidated according to other US GAAP guidance. Entities over which T-Mobile exercises significant influence, but does not control and is not the primary beneficiary are accounted for using the equity method. Entities over which T-Mobile is not able to exercise significant influence are accounted for under the cost method. Intercompany transactions and balances have been eliminated in consolidation.
Operating Segments
The Company operates in a single operating segment and a single reporting segment as a wireless communications carrier. As of December 31, 2012 and 2011, and for the years ended, December 31, 2012, 2011 and 2010, all of the Company's revenues and long-lived assets relate to operations in the United States, Puerto Rico and the U.S. Virgin Islands.
Cash and Cash Equivalents
T-Mobile includes highly liquid interest-earning investments with remaining maturities of three months or less at the date of purchase as cash equivalents. Cash equivalents are stated at cost, which approximates fair value. As of December 31, 2012 and 2011, outstanding checks of $271 million and $222 million, respectively, are included in accounts payable.
Accounts Receivable and Allowance for Uncollectible Accounts
Accounts receivable consist of amounts billed and currently due from customers, other carriers and third-party retail channels (“dealers”), as well as revenues earned but not yet billed at the end of each period. T-Mobile maintains an allowance for estimated losses resulting from uncollectible balances based on a number of factors, including collection experience, aging of the accounts receivable portfolio, credit quality of the customer base and other qualitative factors such as macro-economic conditions. The Company writes off account balances if collection efforts are unsuccessful and future collection is unlikely, based on customer credit ratings and the length of time from the original billing date.
The Company offers certain retail customers the option to pay for their handset and other purchases in installments over a period of up to 20 months. At the time of sale, the Company imputes interest on the transaction and records the deferred interest as a reduction to equipment revenues and the related accounts receivable. Interest income is recognized over the payment term of the customer installment contract. T-Mobile maintains an allowance for estimated losses resulting from uncollectible balances based on the aging of the Company's equipment installment plan balances and expected write-off experience (Note 5).

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

The following table summarizes the changes in the Company's allowance for uncollectible accounts related to its short-term accounts receivable balances:

(dollars in millions)	2012	2011	2010
Allowances at beginning of year	$347	$302	$278
Bad debt expense	702	713	619
Write-offs	(818)	(698)	(598)
Change in deferred interest on short-term installment receivables (Note 5)	58	30	3
Allowances at end of year	$289	$347	$302
Inventory
The Company's inventory consists primarily of wireless handsets and accessories, which are valued at the lower of cost or market. Cost is determined using standard cost which approximates average cost. T-Mobile sells handsets and other mobile communication devices separately and in connection with service contracts. As part of the strategy to acquire and retain new customers the Company sometimes sells wireless handsets and other mobile communication devices, in connection with a service contract, at prices below cost. Because the handset discount is part of the Company's strategy for acquiring and retaining customers, the loss on the sale of the handset (“handset subsidy”) is recognized at the time of the sale. The handset subsidy is expected to be recovered through future service revenue on the customer contract. Shipping and handling costs paid to wireless handset, device and accessory vendors are included in the standard cost of inventory. T-Mobile records inventory write-downs for obsolete and slow-moving items based on inventory turnover trends and historical experience.
Long-Lived Assets
Long-lived assets include assets such as property and equipment and intangible assets that do not have indefinite lives. The Company assesses potential impairments to its long-lived assets when events or changes in circumstances indicate that the carrying value may not be recoverable and exceeds the fair value of the respective asset or asset group. The carrying value of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value.
Property and equipment are recorded at cost less accumulated depreciation and impairments, if any. Costs of major replacements and improvements are capitalized. Expenditures that do not enhance or extend the asset's useful life are charged to operating expenses as incurred. Construction costs, labor and overhead incurred in the expansion or enhancement of T-Mobile's wireless network are capitalized. Capitalization commences with pre-construction period administrative and technical activities, which includes obtaining leases, zoning approvals and building permits, and ceases at the point at which the asset is ready for its intended use. T-Mobile capitalizes interest associated with the acquisition or construction of property and equipment. Capitalized interest is reported as a reduction in interest expense and depreciated as part of the cost of the related asset. The Company recognized capitalized interest of $9 million, $24 million and $35 million for the years ended December 31, 2012, 2011 and 2010, respectively. Depreciation commences once assets have been placed in service and is computed using the straight-line method over the estimated useful life of each asset. Depreciable life studies are performed periodically to confirm the appropriateness of useful lives for certain categories of property and equipment. These studies take into account actual usage, physical wear and tear, replacement history and assumptions about technology evolution. When these factors indicate that an asset's useful life is different from the previous assessment, the remaining book value is depreciated prospectively over the adjusted remaining estimated useful life. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the related lease term.
T-Mobile records a liability for the fair value of legal obligations associated with the retirement of tangible long-lived assets and a corresponding increase in the carrying amount of the related asset in the period in which the obligation is incurred. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the estimated useful life of the asset. The Company's obligations relate primarily to certain legal obligations to remediate leased property on which the Company's network infrastructure and administrative assets are located. The Company's liability associated with the retirement of long-lived assets was $136 million and $115 million as of December 31, 2012 and 2011, respectively. The corresponding asset related to the liability for the retirement of long-lived assets was $64 million and $59 million as of December 31, 2012 and 2011, respectively. The Company recognized accretion expense in network costs of $7 million, $7 million and $6 million for the years ended December 31, 2012, 2011 and 2010, respectively. During the years ended December 31, 2012 and 2011, no significant liabilities related to the asset retirement obligation have been incurred or settled.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Software Capitalization
The Company capitalizes certain costs incurred in connection with developing or acquiring internal use software. Capitalization of software costs commences once the final selection of the specific software solution has been made and management authorizes and commits to funding the software project; capitalization ceases at the point at which the software is ready for its intended use. Capitalized costs include direct development costs associated with internal use software, including internal direct labor costs and external costs of materials and services. Capitalized software costs are included in property and equipment, net and are being amortized on a straight-line basis over a period of up to seven years. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.
Goodwill
Goodwill consists of the excess of the purchase price over the fair value of net identifiable assets acquired in purchase business combinations. The Company did not have any goodwill as of December 31, 2012 as the entire balance of goodwill was determined to be impaired as of September 30, 2012 (Note 7). As of December 31, 2011, the carrying value of T-Mobile's goodwill was $8.1 billion, which was related primarily to Deutsche Telekom's acquisition of VoiceStream Wireless Corporation and Powertel, Inc. (now jointly T-Mobile) on May 31, 2001.
Spectrum Licenses
As of December 31, 2012 and 2011, the carrying value of T-Mobile's spectrum licenses was $14.6 billion and $12.8 billion, respectively. The Company has determined that its spectrum licenses should be treated as indefinite-lived intangible assets. Spectrum licenses are carried at costs incurred to acquire the licenses and the costs, if any, to prepare the licenses for their intended use. The Federal Communications Commission (“FCC”) issues spectrum licenses that authorize wireless carriers to provide service in specific geographic service areas for up to fifteen years. The spectrum licenses provide the Company with the exclusive right to utilize designated radio frequency spectrum to provide mobile communication services. The FCC has specific standards applying to wireless spectrum license renewals which provide that it will award a spectrum license renewal to a licensee that has met certain standards based on past performance. Historically, the FCC has granted license renewals routinely and at a nominal cost. The spectrum licenses held by the Company expire at various dates; however, the Company believes it will be able to meet all requirements necessary to secure renewal of its spectrum licenses. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of its spectrum licenses and therefore treats the spectrum licenses as indefinite-lived intangible assets.
Spectrum licenses acquired as part of an exchange of nonmonetary assets are valued at fair value at the time the exchange occurs. If the transaction lacks commercial substance or the fair value is not measurable, the acquired spectrum licenses are recorded at the book value of the assets tendered.
Impairment Tests of Goodwill and Indefinite-Lived Intangible Assets
The Company assesses the carrying value of its goodwill and other indefinite-lived intangible assets (spectrum licenses) for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that such assets might be impaired.
The Company uses a two-step process to determine impairments of goodwill.  The first step involves determining the fair value of the reporting unit (calculated using a market approach and/or a discounted cash flow method) and comparing that measurement to the carrying value. If the fair value is less than the carrying value, there is a potential impairment and step two is performed. In the second step, a determination of the fair values of all of the assets and liabilities of the reporting unit is made, including those that may not be currently recorded, such as assets or liabilities related to unfavorable/favorable leases and intangible assets related to customer relationships. The excess of the fair value of the reporting unit over the sum of the fair value of all of those assets and liabilities represents a new implied goodwill amount, which is then compared to the recorded goodwill. If the implied fair value of goodwill is lower than its carrying amount, then an impairment loss is recognized for the difference.
The Company tests its spectrum licenses for impairment on an aggregate basis, consistent with the Company's management of the overall business at a national level.  The Company estimates fair value using the Greenfield approach, which is an income approach to estimate the price at which an orderly transaction to sell the asset would take place between market participants at the measurement date under current market conditions. If the estimated fair value of the spectrum licenses is lower than their carrying amount, an impairment loss is recognized for the difference.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Fair Value of Financial Instruments
As of December 31, 2012 and 2011, the carrying values of cash and cash equivalents, accounts receivable, accounts receivable from affiliates and accounts payable approximate fair value due to the short-term maturities of these instruments. There were no financial instruments with a carrying value materially different from their fair value, based on quoted market prices or rates for the same or similar instruments, or internal valuation models.
Investments
Investment securities consist of securities held in a grantor trust related to the Company's nonqualified deferred compensation plan. T-Mobile classifies its investment securities as available for sale. As of December 31, 2012 and 2011, the securities related to the Company's nonqualified deferred compensation plan are included in long-term investments (Note 13).
Derivative Instruments and Hedging Activities
Derivative instruments are recorded on the balance sheet at their fair values (Note 11). Changes in the fair value of derivative instruments are recorded each period in interest expense or other comprehensive (loss) income, depending on the type of derivative and whether the derivative is designated as part of an effective hedge transaction. T-Mobile does not enter into derivatives for trading or speculative purposes. The Company maintains derivative agreements to manage exposure to fluctuations in interest rates, through interest rate swap agreements. These interest rate swap agreements are not designated as hedging instruments and, accordingly, changes in fair value related to such agreements are reflected within interest expense.
The Company also maintains derivative agreements to manage foreign currency risk along with interest rate risk, through cross currency interest rate swap agreements. These cross currency interest rate swap agreements manage foreign currency risk and interest rate risk related to the Company's Euro-denominated notes payable to affiliates. The cross currency interest rate swaps are designated as cash flow hedges and meet the criteria to qualify for hedge accounting. The effective portion of the change in fair value of the cross currency interest rate swaps is recorded in other comprehensive (loss) income and reclassified to interest expense in the period in which the hedged transaction affects earnings. At the inception of the cash flow hedges and quarterly thereafter, the Company performs an assessment to determine whether changes in the cash flows of the derivatives are deemed highly effective in offsetting changes in the cash flows of the hedged transaction. If at any time subsequent to the inception of the cash flow hedges, the assessment indicates that the derivative is no longer highly effective as a hedge, the Company will discontinue hedge accounting and recognize all subsequent derivative gains and losses in results of operations.
Revenue Recognition
Service revenues are earned from providing access to and usage of the Company's mobile communications network and are recognized when the service is rendered. Service revenues also include revenues earned for providing value added services to customers, such as handset insurance services. Branded contract service revenues may be billed in advance or in arrears depending on the plan or contract entered into by the customer. Branded prepaid service revenues include revenues earned from pay-in-advance customers generally not originated under contract; recognition of prepaid revenue is deferred until services are rendered or the prepaid balance expires. Access revenue from customers paying a recurring charge for specified services is recognized ratably over the service period. Usage revenue, including roaming revenue and long-distance revenue is recognized when the service is rendered. Wholesale revenues are earned for providing services to mobile virtual network operators and machine-to-machine customers and are recognized when the service is provided. Roaming and other service revenues primarily include revenues from other wireless carriers for roaming by their customers on the Company's network. Equipment sales, including those on installment plans (Note 5), are composed of revenues from the sale of mobile communication devices and accessories and are recognized when the products are delivered to and accepted by the customer or dealer.
The Company sells both wireless services and equipment to customers through its company-owned sales channels. For contracts that involve multiple components, such as wireless services and equipment, revenue is allocated between the separate units of accounting, based on such components' relative selling prices on a standalone basis, subject to the requirement that revenue recognized is limited to the amounts already received from the customer that are not contingent upon the delivery of additional products or services to the customer in the future. For sales made by third parties, the Company defers nonrefundable, up-front activation fees and associated costs to the extent of the related revenues and amortizes these over the estimated term of the customer relationship.
Federal Universal Service Fund (“USF”) and other fees, which are assessed on companies by various governmental authorities in connection with the services that the Company provides to its customers, are reported on a gross basis in service revenues

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

and network costs on the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss). For the years ended December 31, 2012, 2011 and 2010, the Company recorded approximately $455 million, $463 million and $460 million, respectively, of USF and other fees on a gross basis. Sales, use and excise taxes for all service plans are reported on a net basis in general and administrative expenses on the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).
Lease Accounting
The Company has operating leases for its cell sites, retail locations, corporate offices and dedicated transportation lines, some of which have escalating rentals during the initial lease term and during subsequent optional renewal periods. The Company recognizes rent expense on a straight-line basis, over the initial lease term and renewal periods that are considered reasonably assured at the inception of the lease (Note 19).
Advertising Expense
T-Mobile expenses the cost of advertising and other promotional expenditures to market the Company's brand as incurred. Advertising expense was $949 million, $711 million and $582 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Income Taxes
Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when these differences are realized. A valuation allowance is maintained against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Company accounts for uncertainty in income taxes recognized in the financial statements in accordance with the accounting guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company uses judgment to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjusts unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.
Other Comprehensive (Loss) Income
Other comprehensive (loss) income for the years ended December 31, 2012, 2011 and 2010 consisted of adjustments, net of tax, related to unrealized gains (losses) on available-for-sale securities, unrealized gains (losses) on cash flow hedging derivatives and unrealized (losses) gains on foreign currency translation. These are reported in accumulated other comprehensive income (loss) as a separate component of stockholder's equity until realized in earnings. There were no significant reclassifications from accumulated other comprehensive income (loss) to net (loss) income in the years ended December 31, 2012, 2011 and 2010.
The following table summarizes the components included in accumulated other comprehensive income (loss) as of December 31, 2012 and 2011:

(dollars in millions)	2012	2011
Unrealized (loss) on derivatives held as cash flow hedges, net of tax	$(23)	$(118)
Unrealized gain on foreign currency translation, net of tax	62	89
Unrealized gain on available-for-sale securities, net of tax	2	1
Accumulated other comprehensive income (loss)	$41	$(28)

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Stock-Based Compensation
At December 31, 2012, T-Mobile did not have any authorized stock option plans except for suspended legacy plans, of which no options remained authorized or available for future grants. Stock options outstanding represent options to purchase shares of Deutsche Telekom American Depository Receipts. In 2010, Deutsche Telekom ceased listing its American Depository Receipts on the New York Stock Exchange, and as a result, all outstanding options were converted into cash settled stock appreciation rights with equivalent terms. There were no balances of cash-settled stock appreciation rights remaining at December 31, 2012. Cash-settled stock appreciation rights of $66 million were included in long-term payables to affiliates at December 31, 2011.
Concentrations of Risk
The Company sells handsets, wireless data devices and prepaid cards to T-Mobile's dealer network. T-Mobile's policy is to limit the amount of credit granted to individual dealers and to regularly monitor the dealer accounts receivable balances and activity. No dealer or customer accounted for greater than 10% of revenues or accounts receivable at December 31, 2012 or 2011.
T-Mobile purchases a substantial portion of its wireless infrastructure equipment and handsets from only a few major suppliers. Loss of any of these suppliers could adversely affect operations until a comparable substitute could be found.
Local and long-distance telephone and other companies provide certain communication services to T-Mobile. Disruption of these services could adversely affect operations until an alternative telecommunication provider could be found.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingencies at the date of the consolidated financial statements. Significant estimates include service revenues earned but not yet billed, allowances for uncollectible accounts and sales returns, tax liabilities, deferred income taxes, the estimated useful lives of the Company's wireless communications equipment and other long-lived assets, reasonably assured renewal terms for operating leases, and fair value measurements related to goodwill, spectrum licenses, intangible assets, investments and derivatives. T-Mobile bases estimates on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. These estimates are inherently subject to judgment and actual results may differ from such estimates if management's assumptions prove invalid or conditions change.
Variable Interest Entities
Variable Interest Entities (“VIEs”) are entities that (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity's operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity. The most common type of VIE is a special purpose entity (“SPE”). SPEs are commonly used in securitization transactions in order to isolate certain assets and distribute the cash flows from those assets to investors. SPEs are generally structured to insulate investors from claims on the SPE's assets by creditors of other entities, including the creditors of the seller of the assets.
The primary beneficiary of a VIE (i.e., the party that has a controlling financial interest) is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE's economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company performs an assessment to determine the primary beneficiary of the VIEs. T-Mobile consolidates VIEs when it is deemed to be the primary beneficiary or when the VIE cannot be deconsolidated according to other US GAAP guidance. The Company has two VIEs, Master Prepaid Lease (“MPL”) Site SPEs and Cook Inlet/VoiceStream GSM VII PCS Holdings LLC (“CIVS VII”) described in Note 4 and Note 9, respectively.
Recently-Issued Accounting Standards
In February 2013, the Financial Accounting Standards Board (“FASB) issued Accounting Standards Update (“ASU”) 2013-2, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The standard requires entities to

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

present information about reclassification adjustments from accumulated other comprehensive income in a single note or on the face of the financial statements. The standard also requires that entities present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, the entity should instead cross reference to the related footnote for additional information. The new guidance will be effective for T-Mobile for the year ending December 31, 2013. The Company does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.
In July 2012, the FASB issued ASU 2012-2, “Testing Indefinite-Lived Intangible Assets for Impairment.” This guidance revises the requirements around how entities test indefinite-lived intangible assets, other than goodwill, for impairment. The guidance allows companies to perform a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is more likely than not greater than the carrying amount, a quantitative calculation would not be needed. The new guidance will be effective for T-Mobile for the year ending December 31, 2013. The Company does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.
In December 2011, the FASB issued ASU 2011-11, "Disclosures about Offsetting Assets and Liabilities.” The guidance enhances disclosure requirements about the nature of an entity's right to offset and related arrangements associated with its financial instruments and derivative instruments. The new guidance requires the disclosure of the gross amounts subject to rights of set-off, amounts offset in accordance with the accounting standards followed, and the related net exposure. In January 2013, the FASB issued ASU 2013-1, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2013-1 limits the scope of the new balance sheet offsetting disclosures to derivatives, repurchase agreements, and securities lending transactions to the extent that they are (1) offset in the financial statements or (2) subject to an enforceable master netting arrangement or similar agreement. The new guidance under ASU 2011-11 and ASU 2013-1 will be effective for T-Mobile for the year ending December 31, 2013. The Company does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

3.	Proposed Transaction with MetroPCS
On October 3, 2012, Deutsche Telekom AG (“Deutsche Telekom) and MetroPCS Communications, Inc. (“MetroPCS”) announced the signing of a business combination agreement (“business combination agreement”) to combine T-Mobile and MetroPCS. The transaction will be accounted for as a reverse acquisition under the acquisition method of accounting with T-Mobile considered to be the accounting acquirer based upon the terms of the transaction which include the ability of T-Mobile's stockholder, Deutsche Telekom, to nominate the majority of the board of directors of the combined company, and Deutsche Telekom receiving a majority of the voting rights in the combined company. Based on the determination that T-Mobile is the accounting acquirer in the transaction, T-Mobile will allocate the purchase price to the fair value of MetroPCS' assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill. The transaction is expected to close in the first half of 2013 subject to shareholder approval, regulatory approvals and other customary closing conditions. Pursuant to the terms and subject to the conditions set forth in the business combination agreement, the key elements of the agreement are:

•
MetroPCS will effect a recapitalization that includes a reverse stock split of the MetroPCS common stock, pursuant to which each share of MetroPCS common stock outstanding as of the effective time of the reverse stock split will represent therefore one-half of a share of MetroPCS common stock and an aggregate cash payment of $1.5 billion to the MetroPCS stockholders.

•
MetroPCS will acquire all of T-Mobile's common stock in exchange for issuing to Deutsche Telekom 74% of the fully diluted shares of MetroPCS' common stock (calculated pursuant to the business combination agreement).

•
T-Mobile will refinance its existing intercompany debt with Deutsche Telekom by issuing Deutsche Telekom $15.0 billion senior unsecured notes. Deutsche Telekom will provide the combined company with a $0.5 billion unsecured revolving credit facility and purchase up to $5.5 billion in additional senior unsecured notes under certain circumstances.

Since the announcement on October 3, 2012 of the execution of the business combination agreement, MetroPCS, Deutsche Telekom (and certain of its subsidiaries), T-Mobile and the members of the MetroPCS board, including an officer of MetroPCS, have been named as defendants in multiple stockholder derivative and class action complaints challenging the transaction. The lawsuits generally allege, among other things, that the transaction fails to properly value MetroPCS and that the individual defendants breached their fiduciary duties in approving the business combination agreement and, in some of the lawsuits, that

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

those breaches were aided and abetted by Deutsche Telekom (and certain of its subsidiaries), and T-Mobile. The lawsuits seek, among other things, injunctive relief enjoining the defendants from completing the transaction on the agreed-upon terms, monetary relief and attorneys' fees and costs. The Company intends to defend these lawsuits vigorously.
For the year ended December 31, 2012, T-Mobile incurred $7 million costs associated with this transaction included in general and administrative, primarily consisting of professional service fees.

4.	Tower Transaction
On November 30, 2012, T-Mobile conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile owned wireless communication tower sites in exchange for net proceeds of $2.5 billion (the “Tower Transaction”) – of which the Company distributed $2.4 billion as a dividend to its parent, Deutsche Telekom. Rights to approximately 6,200 of the tower sites were transferred to CCI via a Master Prepaid Lease with site lease terms ranging from 23 to 37 years (“MPL Sites”); the remaining tower sites were sold to CCI (“Sale Sites”). In connection with the Tower Transaction, assets that are essential to operate the tower sites (including ground lease agreements or deeds for the land on which the towers are situated, the towers themselves, and existing subleasing agreements with other mobile network operator tenants, who lease space at the tower sites) and liabilities associated with the operation of the tower sites (including the obligation to pay ground lease rentals, property taxes and other executory costs) were transferred to bankruptcy-remote special purpose entities (“SPEs”). Upon closing of the transaction, CCI acquired all of the equity interests in the SPEs containing the Sale Sites and an option to acquire the MPL Sites at the end of their respective lease terms. T-Mobile and CCI contemporaneously entered into a master lease agreement under which T-Mobile agreed to lease back space at all of the tower sites involved in the Tower Transaction for an initial term of ten years, followed by eight optional five-year renewal terms for a total potential term of up to 50 years. Leaseback rentals will escalate annually based on changes in the Consumer Price Index.
The Company determined that the SPEs containing the MPL Sites (“MPL Site SPEs”) are variable interest entities (“VIEs”) because the Company's equity investment lacks (i) the power to direct the activities that most significantly impact the economic performance of the VIEs (such as managing existing tenants, finding new tenants, managing the underlying ground leases, and performing repair and maintenance on the towers); (ii) the obligation to absorb expected losses (such as credit risk associated with current and future tenants); and (iii) the right to receive the expected future residual returns of the SPEs (because CCI holds a purchase option whereby it may purchase the leased properties at a fixed price at the end of the Master Prepaid Lease term). For the aforementioned reasons, the Company determined that it does not have a controlling financial interest in the SPEs and is not the primary beneficiary of the MPL Site SPEs.
Due to its continuing involvement with the tower sites, T-Mobile determined that it was precluded from applying sale-leaseback accounting to either the MPL Sites or the Sale Sites and has accounted for the transaction as a financing. Consequently, the Company did not derecognize the tower site assets or accrued ground leases that had a carrying value of $806 million or $135 million, respectively. Tower site assets continue to be reported on the Company's balance sheet in property and equipment and continue to be depreciated. Upon closing of the transaction, the Company recorded on its balance sheet a long-term financial obligation in the amount of the net proceeds received from CCI. T-Mobile records interest on the financial obligation at a rate of approximately 8% using the effective interest method. The financial obligation is increased by accrued interest expense and amortized through contractual leaseback payments made by T-Mobile to CCI and through estimated future net cash flows generated and retained by CCI from operation of the tower sites. Due to timing of the Tower Transaction closing on November 30, 2012, the impact of the Tower Transaction on the Company's Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2012 was not material.
Future minimum payments of T-Mobile related to the financial obligation as of December 31, 2012, are summarized below:

(dollars in millions)	Total
2013	$162
2014	162
2015	162
2016	162
2017	162
Thereafter	1,613
$2,423

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

In addition, as of December 31, 2012, the Company was contingently liable for approximately $670 million in future ground lease payments through the remaining term of the MPL as the Company remains an obligor on the ground leases related to the sites. This contingent rent is not included in the above table as any amount due under ground leases is contractually owed by CCI based on the T-Mobile's subleasing arrangement with CCI.

5.	Equipment Installment Plan Receivables
The Company offers certain retail customers the option to pay for their handsets and other purchases in installments over a period of up to 20 months. At the time of sale, the Company imputes interest on the installment receivables and records the deferred interest as a reduction to equipment revenues and the related accounts receivable. Interest income is recognized over the financed term of the customer contract. The current portion of the Company's equipment installment plan receivables is included in accounts receivable, net and was $475 million and $159 million as of December 31, 2012 and 2011, respectively. The long-term portion of the equipment installment plan receivables is included in other assets and was $216 million and $96 million as of December 31, 2012 and 2011, respectively.
Credit Quality
The Company assesses the collectability and credit quality of the equipment installment plan receivables based upon a variety of factors, including aging of the accounts receivable portfolio, credit quality of the customer base, historical write-off experience, payment trends and other qualitative factors such as macro-economic conditions.
Based upon customer credit profiles, the Company classifies customers into the categories of “Prime” and “Subprime”. Prime customers are those with lower delinquency risk and Subprime customers are those with higher delinquency risk. Some customers within the Subprime category are required to pay an advance deposit for wireless service and equipment financed under the equipment installment plan.
The balance and aging of the equipment installment plan receivables on a gross basis by credit category for the year ended December 31, 2012 are as follows:

(dollars in millions)		Credit Category
	Prime	Subprime	Total
Unbilled	$337	$432	$769
Current	13	21	34
Past due	3	10	13
Total equipment installment plan receivables	$353	$463	$816
The balance and aging of the equipment installment plan receivables on a gross basis by credit category for the year ended December 31, 2011 are as follows:

(dollars in millions)		Credit Category
	Prime	Subprime	Total
Unbilled	$124	$164	$288
Current	5	7	12
Past due	3	3	6
Total equipment installment plan receivables	$132	$174	$306
The Company records bad debt expense based on an estimate of the percentage of equipment revenue that will not be collected. This estimate is based on a number of factors including historical write-off experience, credit quality of the customer base, and other factors such as macro-economic conditions. The Company monitors the aging of its equipment installment plan receivables and writes-off account balances if collection efforts are unsuccessful and future collection is unlikely based on customer credit ratings and the length of time from the original billing date.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Activity in the allowance for credit losses for the equipment installment plan receivables was as follows:

(dollars in millions)	2012	2011	2010
Allowance at beginning of year	$51	$34	$16
Change in deferred interest on short-term and
long-term installment receivables	69	36	5
Bad debt expense	85	35	65
Write-offs	(80)	(54)	(52)
Allowances at end of year	$125	$51	$34
Included in the allowance for credit losses is deferred interest of $110 million, $41 million and $5 million for the years ended December 31, 2012, 2011 and 2010 respectively.

6.	Property and Equipment

(dollars in millions)	Useful Lives	2012	2011
Buildings and improvements	Up to 40 years	$676	$998
Wireless communications systems	3-20 years	21,147	20,068
Capitalized software	3-7 years	5,078	4,222
Equipment and furniture	3-5 years	1,991	2,007
Construction in progress		1,659	1,007
Accumulated depreciation and amortization		(17,744)	(15,599)
Property and equipment, net		$12,807	$12,703
Depreciation expense relating to property and equipment was $3.2 billion, $2.9 billion and $2.7 billion for the years ended December 31, 2012, 2011 and 2010, respectively. For the year ended December 31, 2012, the Company recorded additional depreciation expense of $268 million as a result of adjustments to useful lives of network equipment expected to be replaced in connection with T-Mobile's network modernization plans.
As a result of changes in useful life assumptions for property and equipment based on performance of a useful life study, the Company increased the useful lives of certain asset classes effective January 1, 2010, resulting in a reduction of depreciation of approximately $268 million for the year ended December 31, 2010.
As a result of a reassessment of cell site lease renewal options reasonably assured of exercise (Note 19), the Company shortened useful life assumptions for certain long-lived assets related to cell sites effective July 1, 2010, resulting in approximately $76 million additional depreciation expense in 2010.

7.Goodwill, Spectrum Licenses and Other Intangible Assets
Goodwill and Spectrum Licenses
The change in carrying values of goodwill and spectrum licenses for the years ended December 31, 2012 and 2011 is as follows:

(dollars in millions)	Balances at December 31, 2010	Additions and Disposals	Impairment	Balances at December 31, 2011	Additions and Disposals	Impairment	Balances at December 31, 2012

Goodwill (at cost)	$18,465	$—	$—	$18,465	$—	$—	$18,465
Accumulated impairment	(6,421)	—	(3,910)	(10,331)	—	(8,134)	(18,465)
Goodwill	$12,044	$—	$(3,910)	$8,134	$—	$(8,134)	$—

Spectrum licenses (at cost)	$23,213	$38	$—	$23,251	$1,701	$—	$24,952
Accumulated impairment	(7,931)	4	(2,510)	(10,437)	35	—	(10,402)
Spectrum licenses	$15,282	$42	$(2,510)	$12,814	$1,736	$—	$14,550
The Company assesses the carrying value of its goodwill and other indefinite-lived intangible assets (spectrum licenses) for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that such

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

assets might be impaired.
2012 Goodwill Impairment and Indefinite-Lived Intangible Assets Assessment
On October 3, 2012, Deutsche Telekom and MetroPCS announced a business combination agreement, which provides for the combination of T-Mobile and MetroPCS. Under the terms of the business combination agreement, Deutsche Telekom will receive 74% of the fully-diluted shares of common stock of the combined company (calculated pursuant to the business combination agreement) in exchange for its contribution of all of T-Mobile's common stock (Note 3).
The Company determined that the announced transaction was a triggering event for a goodwill impairment assessment as of September 30, 2012.  The fair value of T-Mobile implied by using the market value of MetroPCS and the exchange terms contemplated in the business combination agreement was less than the carrying amount, including goodwill, of the Company's single reporting unit as of September 30, 2012. The Company used the fair value implied by the transaction to estimate the fair value of the reporting unit in step one of its goodwill impairment test as it incorporates observable inputs that are considered as Level 2 in the fair value hierarchy. In determining the fair value of the reporting unit, the Company also considered alternative valuation methodologies, including valuation based upon earnings-multiples and discounted cash flow.  Historically, the Company estimated the fair value of the reporting unit using a discounted cash flow approach due to the absence of comparable observable market data.  Because the first step in the impairment process indicated that the carrying value exceeded the fair value of the reporting unit as of September 30, 2012, the Company performed the second step in the goodwill impairment test.
As a result of the second step impairment analysis, the Company concluded that the implied goodwill was $0, and recognized a noncash impairment charge of $8.1 billion as of September 30, 2012. The Company also recorded a related deferred tax benefit of $74 million to reflect the impact on the respective deferred tax liability due to the reduced book to tax basis difference of goodwill. The Company attributes this impairment to the business impacts from the highly competitive environment in the U.S. wireless telecommunications industry and the ongoing challenges in attracting and retaining branded contract customers.
The Company's annual impairment assessment of indefinite-lived intangible assets (spectrum licenses) as of December 31, 2012 resulted in no impairment.
2011 Goodwill and Spectrum Licenses Impairment Assessment
In connection with its annual assessment for impairment of goodwill and indefinite-lived intangible assets spectrum licenses as of December 31, 2011, the Company recorded a noncash impairment charge of $3.9 billion against the carrying value of goodwill and $2.5 billion against the carrying value of its spectrum licenses. Both amounts are included in impairment charges in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2011. The Company also recorded a related deferred tax benefit of $1.0 billion to reflect the impact on the respective deferred tax liability due to the reduced book to tax basis difference of goodwill and spectrum licenses.
In step one of the 2011 goodwill impairment test, the carrying value of the reporting unit was determined to exceed its fair value due to the Company experiencing legal and regulatory challenges against a planned sale of the reporting unit, subscriber declines and lower service revenues, which resulted in a reduction in the estimated fair value of the reporting unit as compared to the 2010 estimate of fair value.
The Company estimated the fair value of the reporting unit using an income approach, specifically based on the present value of estimated future cash flows. Future cash flows were based on the Company's estimates of revenues, earnings before interest, tax, depreciation and amortization as a percentage of service revenues ("EBITDA margin") and a long-term growth rate taking into consideration expected industry and market conditions. The cash flows were discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows.
The estimated fair value of the reporting unit was lower than its carrying value, so the Company performed the second step of the impairment test, to determine the amount of the goodwill impairment.
In its annual impairment test of spectrum licenses the Company estimated the fair value using the Greenfield approach, which is an income approach. Future cash flows were based on the Company's estimates and assumptions of revenues, EBITDA margin, network build-out period, and a long-term growth rate for a market participant taking into consideration expected industry and market conditions. The cash flows were discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows. Due to adverse changes in the competitive landscape and regulatory environment in 2011, management changed its assumptions on which market participants would be able to transact for the asset leading to

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

declines in the estimated cash flows used to value the spectrum licenses. At December 31, 2011, the estimated fair value of the spectrum licenses was lower than its carrying value so the Company recognized the impairment charge as described above.
Acquisition of Spectrum Licenses
During the year ended December 31, 2012, the carrying value of T-Mobile's spectrum licenses increased primarily as a result of spectrum acquisition activities. T-Mobile acquired spectrum licenses valued at $1.2 billion from Deutsche Telekom, which Deutsche Telekom had received from AT&T Inc. (“AT&T”) as a component of the break-up consideration related to the failed acquisition of T-Mobile by AT&T in 2011. In addition, T-Mobile completed a transaction to purchase from and exchange with Verizon Communications Inc. (“Verizon”) certain Advanced Wireless Services (“AWS”) spectrum licenses. As a result of the transaction, the Company received AWS spectrum licenses and transferred certain of its AWS spectrum licenses along with a cash payment to Verizon. A gain of $156 million was recognized as a result of this transaction and is recorded in other, net.
Other Intangible Assets
The components of intangible assets subject to amortization are as follows:

(dollars in millions)	Useful Lives	2012	2011
Customer List	1-6 years	$209	$209
Other	Up to 25 years	113	68
Accumulated amortization		(243)	(216)
Other intangible assets, net		$79	$61
Amortization Expense
Amortization expense for intangible assets subject to amortization was $27 million, $51 million and $52 million for the years ended December 31, 2012, 2011 and 2010, respectively. Estimated aggregate future amortization expense for intangible assets subject to amortization is $16 million in 2013, $12 million in 2014, $12 million in 2015, $12 million in 2016, $7 million in 2017 and $20 million thereafter.

8.	Investments in Unconsolidated Affiliates
T-Mobile makes contributions to JVL Ventures LLC, a joint venture created in 2010 with AT&T Mobility and Verizon Wireless chartered with implementing a national mobile commerce payment network. The Company accounts for its investment in this joint venture on an equity basis based on its 20% share of the joint venture and records its share of the joint venture's net losses. The Company's share of the losses is not material to the financial statements. The Company contributed $43 million and $18 million to the joint venture during the years ended December 31, 2012 and 2011, respectively for a total contribution to date of $71 million. In accordance with the terms of the joint venture agreement, certain performance measures may be triggered in 2013 and the Company may opt to contribute additional capital ratably based on its equity ownership percentage over the operating life of the joint venture.

9.	Variable Interest Entities
CIVS VII
Cook Inlet/VoiceStream GSM VII PCS Holdings LLC, (“CIVS VII”) is a joint venture funded by contributions from the Company and Cook Inlet Voice and Data Services, Inc. (“Cook Inlet. CIVS VII is managed by Cook Inlet and owns spectrum licenses. The Company utilizes these spectrum licenses under certain operating agreements and compensates CIVS VII based on minutes of use. The maximum aggregate contribution is $80 million for Cook Inlet. The maximum aggregate contribution for T-Mobile is $453 million of which it has contributed $155 million. The results of CIVS VII have been consolidated in the Company's financial statements, which include $236 million in assets held by the joint venture as of December 31, 2012 and 2011.
In conjunction with the joint venture agreement for CIVS VII, the Company entered into an Exchange Rights Agreement with Cook Inlet. The existing agreement allows Cook Inlet, with advance notice, to exchange its ownership interest in the joint venture for cash equal to the sum of Cook Inlet's original contribution to the joint venture plus accrued interest. The agreement also provides T-Mobile, with advance notice, the right to terminate Cook Inlet's exchange right during the first five years, or to cause Cook Inlet to exchange its joint venture interest for cash beginning on the sixth anniversary and continuing for 10 years.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

The exchange right does not meet the definition of a derivative instrument. The terms of the Exchange Rights Agreement is accounted for as a financing of the Company's purchase of Cook Inlet's interest in the joint venture, resulting in the derecognition of a noncontrolling interest.
On February 28, 2013, Cook Inlet and T-Mobile entered into an amended exchange rights agreement in which Cook Inlet would receive approximately $94 million in exchange for its interest in the joint venture in 2013, pending regulatory approval (Note 21).
MPL Site SPEs
The Company's MPL Site SPEs created in the Tower Transaction described in Note 4 are variable interest entities.

10.     Accrued Liabilities
Accrued liabilities are summarized as follows:

(dollars in millions)	2012	2011
Property and other taxes	$464	$482
Payroll and benefits	351	448
Dealer commissions	138	143
Toll and interconnect	49	39
Advertising	130	29
Other	182	91
	$1,314	$1,232

11.	Fair Value Measurements and Derivative Instruments
The Company accounts for certain assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company uses a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Observable inputs that reflect quoted prices in active markets for identical assets or liabilities;

Level 2	Inputs other than the quoted prices in active markets that are observable either directly or indirectly; and

Level 3	Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions.
T-Mobile uses observable market data, when available. Assets and liabilities of the Company measured at fair value include interest rate swaps, cross currency interest rate swaps designated as cash flow hedges, and investments and obligations related to the Company's nonqualified deferred compensation plan. During the years ended December 31, 2012 and 2011, the Company did not have any transfers between Levels 1, 2 or 3 in the three-tier value hierarchy.
Interest Rate Swaps
The Company manages interest rate risk by entering into interest rate swaps, which are included in other current assets as of December 31, 2012 and 2011. The total notional amount of such interest rate swaps held by the Company at December 31, 2012 and 2011 was $3.6 billion and $2.8 billion, respectively. Interest rate swaps are valued using discounted cash flow techniques. These techniques incorporate market-based observable inputs such as interest rates and credit spreads, considering each instrument's term, notional amount, discount rate and credit risk.
The Company's interest rate swaps are classified as Level 2 in the three-tier value hierarchy. The Company recorded gains on the change in the fair value of the interest rate swaps of $71 million, $73 million and $117 million during the years ended December 31, 2012, 2011 and 2010, respectively, which were included in interest expense.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Cross Currency Interest Rate Swaps
The Company entered into three cross currency interest rate swaps designated as cash flow hedges to exchange the proceeds from approximately $2.3 billion of intercompany Euro denominated notes payable to affiliates assumed on October 1, 2010 into U.S. dollars and to fix the future interest and principal payments in U.S. dollars, as well as mitigate the impact of foreign currency transaction gains or losses over the terms of the payables to affiliates extending to 2025. The fair value of the cross currency interest rate swaps as of December 31, 2012 was $144 million included in other assets. The fair value of the cross currency interest rate swaps as of December 31, 2011 was $8 million included in other assets, and $17 million included in other long-term liabilities. Cross currency interest rate swaps are valued using discounted cash flow techniques. These techniques incorporate market-based observable inputs such as interest rates and credit spreads, considering each instrument's term, notional amount, discount rate and credit risk.
The Company evaluates hedge effectiveness at the inception of the hedge prospectively as well as retrospectively and at the end of each reporting period, records any ineffective portion of the hedging instruments in interest expense. In the years ended December 31, 2012 and 2011, the hedges were evaluated as 100% effective, thus no gain (loss) was recognized in interest expense due to hedge ineffectiveness.
The Company's cross currency interest rate swaps are classified as Level 2 in the three-tier value hierarchy. For the year ended December 31, 2012, a $95 million, net of tax, gain on the cross currency interest rate swaps was recognized in other comprehensive (loss) income. For the year ended December 31, 2011, a $47 million, net of tax, loss on the cross currency interest rate swaps was recognized in other comprehensive (loss) income.
Nonqualified Deferred Compensation Plan
Included in long-term investments and other long-term liabilities are available for sale securities and obligations, respectively, relating to the Company's nonqualified deferred compensation plan, which are valued using quoted market prices in active markets or broker-dealer quotations. The nonqualified deferred compensation plan assets and liabilities are classified as Level 1 in the three‑tier value hierarchy.
The following tables provide a summary by level of the fair value of financial instruments as of December 31, 2012 and 2011 that are measured on a recurring basis:

(dollars in millions)	2012
	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$106	$—	$106
Cross currency interest rate swaps	—	144	—	144
Nonqualified deferred compensation plan	31	—	—	31
	$31	$250	$—	$281
Liabilities
Nonqualified deferred compensation plan	$31	$—	$—	$31
	$31	$—	$—	$31

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

(dollars in millions)	2011
	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$96	$—	$96
Cross currency interest rate swaps	—	8	—	8
Nonqualified deferred compensation plan	22	—	—	22
	$22	$104	$—	$126
Liabilities
Cross currency interest rate swaps	$—	$17	$—	$17
Nonqualified deferred compensation plan	22	—	—	22
	$22	$17	$—	$39
The following table summarizes the fair values of derivatives not designated as hedging instruments in the Consolidated Balance Sheets at December 31, 2012 and 2011:

(dollars in millions)	Derivatives Not Designated as Hedging Instruments
	2012	2011
Assets
Interest rate swaps	$106	$96
	$106	$96
Liabilities	$—	$—
Interest rate swaps	$—	$—
The following table summarizes the activity related to derivatives not designated as hedging instruments in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010:

(dollars in millions)	Derivatives Not Designated as Hedging Instruments
	2012	2011	2010
Amount of gain recognized in income
Interest rate swaps	$71	$73	$117
	$71	$73	$117
The following table summarizes the fair values of derivatives designated as hedging instruments in the Consolidated Balance Sheets at December 31, 2012 and 2011:

(dollars in millions)	Derivatives Designated as Hedging Instruments
	2012	2011
Assets
Cross currency interest rate swaps	$144	$8
	$144	$8
Liabilities	$—	$17
Cross currency interest rate swaps	$—	$17
The following tables summarizes the activity related to derivatives designated as hedging instruments in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010:

(dollars in millions)	Derivatives Designated as Hedging Instruments
	2012	2011	2010
Amount of loss recognized in other comprehensive income (loss), net of tax
Cross currency interest rate swaps	$95	$(47)	$(71)
	$95	$(47)	$(71)

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

12.	Payables to Affiliates
Payables to affiliates consist of notes payable, net of discounts and premiums, and other payables to affiliates. T-Mobile has obtained funding from Deutsche Telekom or its affiliates to meet working capital, capital expenditure, and other obligations. Notes payable arrangements with affiliates accrue interest from the date of issuance at stated interest rates or LIBOR plus an applicable margin, with accrued interest payable semi-annually, quarterly or monthly. The applicable interest rate on certain notes payable is subject to periodic change based on changes in the credit rating of Deutsche Telekom.
As of December 31, 2012, payables to affiliates were as follows:

(dollars in millions)	2012
Notes payable to affiliates, due 2013 (1.772% - 7.099%)	$1,273
Notes payable to affiliates, due 2014 (2.696% - 3.532%)	2,348
Notes payable to affiliates, due 2015 (2.843%)	1,905
Notes payable to affiliates, due 2016 (2.739%)	1,000
Notes payable to affiliates, due 2017	—
Notes payable to affiliates, thereafter (3.652% - 8.195%)	7,956
14,482
Unamortized discount and premium, net	463
Other payables to affiliates	329
Total payables to affiliates	15,274
Less: Current portion of long-term notes payable to affiliates	1,290
Less: Other current payables to affiliates	329
Long-term payables to affiliates	$13,655
As of December 31, 2011, payables to affiliates were as follows:

(dollars in millions)	2011
Notes payable to affiliates, due 2012 (2.815%)	$644
Notes payable to affiliates, due 2013 (1.770% - 7.099%)	1,273
Notes payable to affiliates, due 2014 (2.550% - 3.531%)	2,348
Notes payable to affiliates, due 2015 (2.689%)	1,905
Notes payable to affiliates, due 2016 (2.738%)	1,000
Notes payable to affiliates, thereafter (3.992% - 8.195%)	7,914
15,084
Unamortized discount and premium, net	543
Other payables to affiliates	468
Total payables to affiliates	16,095
Less: Current portion of long-term notes payable to affiliates	644
Less: Other current payables to affiliates	402
Long-term payables to affiliates	$15,049
The fair value of the Company's notes payable to affiliates is determined based on a discounted cash flow approach which considers the future cash flows discounted at current rates. The approach includes an estimate for the stand alone credit risk of T-Mobile. The fair value measurements utilized to estimate the fair value of the Company's notes payable to affiliates are classified as Level 2 in the three-tier value hierarchy described in Note 11. The following table presents the carrying amounts and fair values of the Company's current and long-term notes payable to affiliates:

(dollars in millions)	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Notes payable to affiliates	$14,945	$14,721	$15,627	$16,870
Although the Company has determined the estimated fair value amounts using available market information and commonly accepted valuation methodologies, considerable judgment is required in interpreting market data to develop fair value

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

estimates. The fair value estimates are based on information available at December 31, 2012 and 2011.  As such, the Company's estimates are not necessarily indicative of the amount that the Company could realize in a current market exchange and current estimates of fair value could differ significantly.

13.	Employee Savings and Compensation Plans
Employee Retirement Savings Plan
The Company sponsors a retirement savings plan for the majority of its employees under section 401(k) of the Internal Revenue Code and similar plans. The plans allow employees to contribute a portion of their pretax income in accordance with specified guidelines. The plans match a percentage of employee contributions up to certain limits. Employer matching contributions were $59 million, $51 million and $58 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Nonqualified Deferred Compensation Plan
The Company maintains a nonqualified deferred compensation plan for certain employees. Assets related to the plan are held in a grantor trust and are subject to the claims of creditors in the event of bankruptcy. As of December 31, 2012, assets of $31 million were recorded at market value and classified as long-term investments and the related $31 million deferred liability was included in other long-term liabilities. As of December 31, 2011, assets of $22 million were recorded at market value and classified as long-term investments and the related $22 million deferred liability was included in other long-term liabilities. Realized investment gains and losses are recognized in earnings and changes in unrealized gains and losses, not considered to be other than temporary, are recorded in other comprehensive (loss) income.
Executive Compensation Plan
For the years up to 2010, T-Mobile granted performance-based cash bonus awards under its Phantom Share Plan (“PSP”). Under the PSP, awards could be earned, in whole or in part, based upon customer growth on a sliding scale from 60% to 150% of the original number of phantom shares granted.
The value of a phantom share appreciated or depreciated from its $10 per share face value in proportion to the change in the Company's appraised enterprise value over the performance period. The value of an award was determined by multiplying the number of phantom share awards earned by the appraised value of a phantom share. Awards were earned and paid out ratably over a performance period of up to three years. Achievement of performance targets was determined annually and required approval by the Supervisory Board of Deutsche Telekom.
Effective January 1, 2011, T-Mobile replaced the PSP with a performance-based Long Term Incentive Plan (“LTIP”) that aligns to the Company's long-term business strategy. LTIP awards are earned over a performance period of three years with 50% of the target value earned on a ratable schedule and 50% of the target value earned at the end of the three year performance period based on achievement of applicable performance metrics.
Compensation expense reported within operating expenses related to the Company's PSP and executive compensation plan was $82 million, $52 million and $39 million for the years ended December 31, 2012, 2011 and 2010, respectively. Payments of $52 million, $33 million, and $41 million were made to participants related to T‑Mobile's executive bonus plans during the years ended December 31, 2012, 2011 and 2010, respectively.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

14.	Income Taxes
The total income tax expense (benefit) is summarized as follows:

(dollars in millions)	2012	2011	2010
Current tax expense (benefit)
Federal	$8	$(15)	$25
State and foreign	34	32	38
Total current tax expense	42	17	63
Deferred tax expense (benefit)
Federal	332	(383)	729
State and foreign	(31)	(65)	(14)
Deferred tax expense (benefit) exclusive of the effect of the change in valuation allowance	301	(448)	715
Change in valuation allowance	7	215	45
Total deferred tax expense (benefit)	308	(233)	760
Other noncurrent tax contingencies	—	—	(1)
Total income tax expense (benefit)	$350	$(216)	$822
The reconciliation between the United States federal statutory income tax rate and T-Mobile's effective income tax rate is as follows:

	2012	2011	2010
Federal statutory income tax rate	35.00%	35.00%	35.00%
State taxes, net of federal benefit	2.49	2.56	2.21
Change in valuation allowance	(0.10)	(4.36)	2.07
Impairment charges	(43.45)	(28.27)	—
Other, net	1.05	(0.54)	(1.52)
Effective income tax rate	(5.01)%	4.39%	37.76%
Significant components of deferred income tax assets and liabilities, tax effected, are as follows:

(dollars in millions)	2012	2011
Deferred tax assets
Loss carryforwards	$2,210	$2,426
Leases	755	672
Reserves and accruals	256	296
Federal alternative minimum tax credits	182	171
Other	184	164
Total deferred tax assets	3,587	3,729
Deferred tax liabilities
Intangible assets	(3,789)	(3,542)
Property and equipment	(2,222)	(2,271)
Other	(42)	(39)
Total deferred tax liabilities	(6,053)	(5,852)
Less: Valuation allowance	(497)	(491)
Net deferred tax liabilities	$(2,963)	$(2,614)

(dollars in millions)	2012	2011
Current deferred tax asset, net	$655	$668
Non-current deferred tax liability, net	(3,618)	(3,282)
Net deferred tax liability	$(2,963)	$(2,614)

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

As of December 31, 2012, the Company has approximately $4.9 billion in federal net operating loss (“NOL”) carryforwards. These federal NOL carryforwards will expire between 2018 and 2031. The Company's ability to utilize NOL carryforwards in any given year may be limited by certain events, including a significant change in ownership interest. The Company has available federal Alternative Minimum Tax credit carryforwards for tax purposes of approximately $182 million which may be used indefinitely to reduce regular federal income taxes.
A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the ability to generate sufficient income of the appropriate character within the carryforward period available under tax law and in the appropriate taxing jurisdictions. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future income, the carryforward periods available for tax reporting purposes, and other relevant factors. As of December 31, 2012, the Company's valuation allowance relates to certain state NOL carryforwards of $460 million that have been determined not to be more likely than not realizable. Furthermore, $37 million of valuation allowance relates to stock option deductions included in the NOL carryforwards which will be reversed as an increase to equity when the related deferred tax assets are ultimately realized.
As of December 31, 2012, the Company has $12 million in unrecognized tax benefits that, if recognized, would affect the Company's annual effective tax rate. The Company reports interest and penalties separately from income tax expense. During 2012, accrued interest and penalties associated with unrecognized tax benefits were insignificant. The Company does not anticipate any significant increases or decreases to unrecognized tax benefits during the next twelve months.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(dollars in millions)	2012	2011	2010
Gross tax contingencies at beginning of year	$97	$19	$121
Gross decreases to tax positions in prior periods	(10)	—	(102)
Gross increases to current period tax positions	2	78	—
Gross tax contingencies at end of year	$89	$97	$19
Due to T-Mobile's NOL carryforwards, all tax years remain subject to examination by the Internal Revenue Service, although years prior to 2009 are closed for assessment. State tax examination/assessment laws operate in a manner similar to Federal.

15.	Earnings Per Share
Basic and diluted (loss) earnings per share is computed as net (loss) income divided by the weighted-average number of common shares outstanding for the period. Previously granted stock options for Deutsche Telekom stock were granted as part of the Company's legacy stock option incentive plan and therefore resulted in stock-based compensation expense to the Company. However, these awards do not affect the Company's equity structure and, therefore, do not represent potentially dilutive securities of the Company. As the Company has not issued any potentially dilutive securities, basic and diluted net (loss) income calculations are identical.
The computation of basic and diluted (loss) earnings per share (“EPS”) was as follows:

(dollars in millions, except per share amounts)	2012	2011	2010
Basic and Diluted EPS:
Net (loss) income	$(7,336)	$(4,718)	$1,357
Net income attributable to noncontrolling interest	—	—	(3)
Net (loss) income attributable to T-Mobile USA, Inc.	(7,336)	(4,718)	1,354
Weighted average shares outstanding - basic and diluted	292,669,971	292,669,971	292,669,971
Net (loss) income per common share - basic and diluted	$(25.07)	$(16.12)	$4.63

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

16.	Related Party Transactions
T-Mobile has obtained funding from Deutsche Telekom or its affiliates to meet working capital, capital expenditure, and other obligations. As of December 31, 2012, 2011 and 2010, the Company had significant payables due to Deutsche Telekom or its affiliates (Note 12). On October 1, 2010, T-Mobile distributed additional paid-in capital of $5.0 billion to Deutsche Telekom, funded through the assumption of $5.2 billion of notes payable to affiliates, net of $0.2 billion due for cross currency interest rate swaps entered into as economic hedges in connection with the debt assumption (Note 11). The Company had information technology service commitments with Deutsche Telekom or its affiliates of $16 million as of December 31, 2012 (Note 19).
The Company received net proceeds of $2.5 billion related to the Tower Transaction (Note 4) and distributed $2.4 billion of this amount to Deutsche Telekom during the year end December 31, 2012.
Transactions associated with Deutsche Telekom or its affiliates are included in various items in the accompanying Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Income (Loss), and Consolidated Statements of Cash Flows. The following tables summarize the transactions with Deutsche Telekom or its affiliates:

(dollars in millions)	2012	2011	2010
Related party revenues related to roaming agreements	$15	$20	$22
Related party expenses related to roaming agreements	6	11	14
Fees incurred for use of the T-Mobile brand	50	52	54
Interest expense to affiliates, excluding amounts capitalized	670	680	569
Net gains related to changes in fair value of interest rate swaps	71	73	117
Net gain (loss) related to changes in the fair value of cash flow hedges recorded in other comprehensive (loss) income	95	(47)	(71)
Purchases of telecommunications and IT services	105	108	61

(dollars in millions)	2012	2011
Amount owed to the Company for affiliate receivables and cash management agreement	$682	$1,820

The Company has intercompany interest rate swap agreements (“swaps”) and cross currency interest rate swaps with Deutsche Telekom or its affiliates (Note 11). The cross currency interest rate swaps are designated as cash flow hedges:

(dollars in millions for notional amounts)	2012		2011		2010
	Number of Contracts	Notional Amounts	Number of Contracts	Notional Amounts	Number of Contracts	Notional Amounts
Interest rate swaps entered into during the year	3	$2,300	—	$—	5	$1,750
Interest rate swaps terminated during the year	1	500	—	—	—	—
Interest rate swaps matured during the year	3	1,050	5	2,000	2	900
Interest rate swaps outstanding at year-end	7	3,550	8	2,800	13	4,800
Cash flow hedges entered into during the year	—	—	—	—	3	2,300
Cash flow hedges outstanding at year-end	3	2,300	3	2,300	3	2,300
As of December 31, 2012, the intercompany interest rate swaps outstanding had an aggregate net fair value of $106 million and the cash flow hedges have an aggregate negative net fair value of $144 million. As of December 31, 2011, the intercompany interest rate swaps outstanding had an aggregate net fair value of $96 million and the cash flow hedges have an aggregate negative net fair value of $8 million.
For the purposes of securing T-Mobile's obligations to provide handset insurance services (Note 1), Deutsche Telekom issued a $58 million letter of credit on the Company's behalf in 2010. As of December 31, 2012 and 2011, there was no balance outstanding on the letter of credit.

17.	Restructuring Costs
In 2012, T-Mobile consolidated its call center operations from 24 to 17 facilities. In addition, T-Mobile restructured and optimized operations in other parts of the business to strengthen T-Mobile's competiveness in the U.S. marketplace. Major

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

costs incurred primarily related to lease buyout costs, severance payments and other personnel-related restructuring costs. In regards to these restructuring activities, the Company recognized total costs of approximately $85 million during year ended December 31, 2012 as restructuring costs. Substantially all costs related to this consolidation effort have been incurred as of December 31, 2012. As of December 31, 2012, $32 million of costs incurred were included in accrued liabilities.
Activity associated with restructuring costs in accrued liabilities was as follows:

(dollars in millions)	2012
Balance as of December 31, 2011	$—
Personnel related restructuring costs	50
Nonpersonnel related restructuring costs	35
Cash payments	(53)
Balance as of December 31, 2012	$32

18.	Supplemental Cash Flow Information

(dollars in millions)	2012	2011	2010
Interest and income tax payments
Interest payments-affiliates	$828	$831	$678
Interest payments-other	17	4	5
Income tax payments, net of refunds received	42	16	70
Noncash investing and financing activities
Increase (decrease) in accounts payable for purchases of property and equipment	465	(294)	(17)
Relinquishment of accounts receivable from affiliates in satisfaction of notes payable to affiliates	644	500	2,615
Equity distribution in exchange for payables to affiliates (Note 16)	—	—	5,000
Assumption of payables to affiliates in exchange for derivatives	—	—	166
Rollover of current payables to affiliates	—	—	3,150
Acquisition of the remaining interest in a rural wireless carrier in exchange for spectrum licenses	—	—	32
Noncash portion of spectrum license swap transactions	470	50	—
Spectrum licenses received in exchange for accounts receivable from affiliates	1,163	—	—

19.	Commitments and Contingencies
Operating Leases
T-Mobile operates cell sites, switch sites, retail stores and office facilities, which are leased with contractual terms expiring between 2013 and 2028. The majority of cell site leases have an initial term of five years, with renewal options for varying additional five-year periods. The Company considers renewal options on leases that are reasonably assured of exercise only up to a total term ending closest to 15 years from inception or acquisition of the lease.
The Company continues to recognize rent expense, including the effect of fixed increases in rent, on a straight-line basis over the term estimated at inception or acquisition of the lease. Beginning in 2010, the Company assessed reasonably assured renewals for all new leases and began recording rent expense on a straight-line basis over a term ending closest to 15 years. The disclosure of the future minimum lease payments under operating leases have been modified to exclude rentals during periods covered by renewal options that are no longer considered to be reasonably assured of exercise.
T-Mobile has operating leases with local exchange carriers for dedicated transportation lines. The original terms of these commitments vary from five years up to ten years.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Future minimum payments required under dedicated transportation lines and other operating leases over their remaining terms, including reasonably assured renewals are summarized below:

(dollars in millions)	Dedicated Transportation Lines	Other Operating Leases
Years Ending December 31,
2013	$196	$1,499
2014	127	1,501
2015	82	1,475
2016	39	1,444
2017	20	1,390
Thereafter	11	5,853
	$475	$13,162

Aggregate rental expense for cell sites, switch sites, retail stores and office facilities, including accounting for lease expense on a straight line basis was $1.8 billion for the year ended December 31, 2012 and $1.7 billion for the years ended December 31, 2011 and 2010. Aggregate rental expense for transportation lines under operating leases was $546 million, $670 million and $779 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Other Commitments
T-Mobile has commitments with local exchange carriers for non-dedicated transportation lines. The original terms of these commitments vary from five years up to ten years. Additionally included within the table below, the Company has entered into marketing sponsorship agreements and various other commitments with a variety of suppliers primarily to purchase handsets, network services, equipment, software and other items in the ordinary course of business, with various terms, through 2017. These amounts are not reflective of the Company's entire anticipated purchases under the related agreements, but are generally determined based on the non-cancelable quantities or termination amounts to which the Company is contractually obligated.
During the year ended December 31, 2012, T-Mobile signed various agreements with suppliers under which it has incurred purchase commitments totaling $4.4 billion relating to LTE-capable network equipment and handsets.
Future minimum payments required under non-dedicated transportation lines and other purchase commitments over their remaining terms are summarized below:

(dollars in millions)	Non-Dedicated Transportation Lines	Other Purchase Commitments
Years Ending December 31,
2013	$540	$1,206
2014	533	528
2015	518	86
2016	450	95
2017	335	2,730
Thereafter	248	—
	$2,624	$4,645
Bank Line of Credit
T-Mobile had a $150 million unsecured credit facility with U.S. Bank National Association available for working capital and other corporate purposes. The credit facility had variable interest rates based on LIBOR, plus a specified margin. The credit facility contained provisions to maintain compliance with certain covenants. The Company had no borrowings outstanding and the credit facility expired as of December 31, 2011.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Capital Contribution Commitments
T-Mobile, AT&T and Verizon have partnered to create a national mobile commerce payment network. In accordance with the terms of the joint venture agreement, certain performance measures may be triggered in 2013 and the Company may opt to contribute additional capital ratably based on its equity ownership percentage over the operating life of the joint venture.
Contingencies and Litigations
T-Mobile is party to various claims, legal actions and complaints from time to time in the ordinary course of business. While the Company cannot predict the outcome of these matters with absolute certainty, the Company believes that all such matters are adequately indemnified by third parties, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not likely have a material adverse effect on the Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Income (Loss) or Consolidated Statements of Cash Flows. These statements are based on the Company's current understanding of relevant facts and circumstances. As such, the Company's view of these matters is subject to inherent uncertainties and may change in the future.

20.	Termination of Agreement for Sale of T-Mobile to AT&T
On March 20, 2011, Deutsche Telekom and AT&T entered into a definitive agreement (the “Stock Purchase Agreement”) under which AT&T would have acquired T-Mobile from Deutsche Telekom in a cash and stock transaction valued at approximately $39 billion, subject to adjustment in accordance with the agreement. On August 31, 2011, the U.S. Department of Justice (“DOJ”) filed a complaint in the Federal District Court of Washington, D.C. to block the acquisition. On November 24, 2011, AT&T and Deutsche Telekom withdrew their pending applications at the FCC for the transfer of T-Mobile spectrum licenses to AT&T as part of AT&T's acquisition of T-Mobile. On December 20, 2011, AT&T and Deutsche Telekom jointly announced the termination of the Stock Purchase Agreement. AT&T agreed to provide Deutsche Telekom with additional consideration (“break-up consideration”) under the terminated Stock Purchase Agreement. As a result, AT&T made a $3.0 billion cash payment to Deutsche Telekom in December 2011. The break-up consideration also included the right to the transfer of AWS spectrum and a long-term agreement on UMTS roaming within the U.S. that was subsequently received in 2012. None of the components of the break-up consideration were reflected in T-Mobile's consolidated financial statements as of December 31, 2011.
During the year ended December 31, 2012, T-Mobile acquired spectrum licenses valued at $1.2 billion from Deutsche Telekom related to the break-up consideration (Note 7).
In connection with this terminated transaction, T-Mobile incurred AT&T transaction-related costs of $20 million and $187 million for the years ended December 31, 2012 and 2011, respectively, primarily consisting of employee-related expenses.

21.	Subsequent Events
On February 28, 2013, Cook Inlet and T-Mobile entered into an amended exchange rights agreement in which Cook Inlet would receive approximately $94 million in exchange for its interest in the joint venture in 2013, pending regulatory approval (Note 9).

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

22.	Guarantor Financial Information

On April 28, 2013, T-Mobile USA, Inc. (the “Issuer”) issued new unsecured senior notes in an aggregate principal amount of $11.2 billion to Deutsche Telekom (the “Deutsche Telekom Notes”). On April 30, 2013, the transactions contemplated by the business combination agreement, as amended, were consummated, as a result of which MetroPCS Communications, Inc. (the legal acquirer) acquired all of the outstanding shares of the Issuer. Also on April 30, 2013, the name of MetroPCS Communications, Inc. was changed to T-Mobile US, Inc. Pursuant to the indenture and the indenture supplements governing the Deutsche Telekom Notes, the Deutsche Telekom Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by T-Mobile US, Inc. (the “Parent”) and certain of the Issuer's 100% owned subsidiaries (the “Guarantor Subsidiaries”).

Deutsche Telekom may in the future resell the Deutsche Telekom Notes which are to be registered pursuant to a registration statement on Form S-3 to be filed by Parent, the Issuer and certain other co-registrants on or about June 18, 2013. The guarantees of the Guarantor Subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions. The indenture governing the Deutsche Telekom Notes contains covenants that, among other things, limit the ability of the Issuer and the Guarantor Subsidiaries to: incur more debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens or other encumbrances; enter transactions with affiliates; enter into transactions that restrict dividends or distributions from subsidiaries; and merge, consolidate, or sell, or otherwise dispose of, substantially all of their assets.

Presented below is the condensed consolidating financial information as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011, and 2010, respectively, based on the guarantor structure expected to be in place at the time the Deutsche Telekom Notes are registered. As the business combination is treated as a “reverse acquisition” and T-Mobile USA, Inc. is treated as the accounting acquirer, T-Mobile USA, Inc's historical financial statements will become the historical financial statements of the Company for comparative purposes. As Parent was not included in the consolidated financial statements of T-Mobile USA, Inc. for periods prior to May 1, 2013, it is not included in the condensed consolidating financial information presented below. The equity method of accounting is used to account for ownership interests in subsidiaries, where applicable.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Condensed Consolidating Balance Sheet Information
As of December 31, 2012
(dollars in millions)

	Parent	Issuing Subsidiary	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$—	$287	$107	$—	$394
Accounts receivable, net of allowances for uncollectible accounts	—	—	2,607	71	—	2,678
Accounts receivable from affiliates	—	—	682	—	—	682
Inventory	—	—	457	—	—	457
Current portion of deferred tax assets, net	—	—	640	15	—	655
Other current assets	—	106	565	4	—	675
Total current assets	—	106	5,238	197	—	5,541
Property and equipment, net of accumulated depreciation	—	—	12,129	678	—	12,807
Spectrum licenses	—	—	14,330	220	—	14,550
Other intangible assets, net of accumulated amortization	—	—	79	—	—	79
Investments in unconsolidated affiliates	—	19	44	—	—	63
Investments in subsidiaries, net	—	24,823	—	—	(24,823)	—
Intercompany receivables	—	—	3,760	71	(3,831)	—
Long-term investments	—	—	31	—	—	31
Other assets	—	147	352	52	—	551
Total assets	$—	$25,095	$35,963	$1,218	$(28,654)	$33,622
Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$—	$—	$2,093	$68	$—	$2,161
Accrued liabilities	—	—	1,289	25	—	1,314
Current payables to affiliates	—	1,494	125	—	—	1,619
Deferred revenue	—	—	290	—	—	290
Other current liabilities	—	—	168	40	—	208
Total current liabilities	—	1,494	3,965	133	—	5,592
Long-term payables to affiliates	—	13,655	—	—	—	13,655
Long-term financial obligation	—	—	360	2,101	—	2,461
Deferred tax liabilities	—	—	3,603	15	—	3,618
Deferred rents	—	—	1,884	—	—	1,884
Negative carrying value of subsidiaries, net	—	—	489	—	(489)	—
Intercompany payables	—	3,831	—	—	(3,831)	—
Other long-term liabilities	—	—	297	—	—	297
Total long-term liabilities	—	17,486	6,633	2,116	(4,320)	21,915
Total stockholder’s equity	—	6,115	25,365	(1,031)	(24,334)	6,115
Total liabilities and stockholder’s equity	$—	$25,095	$35,963	$1,218	$(28,654)	$33,622

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Condensed Consolidating Balance Sheet Information
As of December 31, 2011
(dollars in millions)

	Parent	Issuing Subsidiary	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$—	$339	$51	$—	$390
Accounts receivable, net of allowances for uncollectible accounts	—	—	2,620	77	—	2,697
Accounts receivable from affiliates	—	—	1,820	—	—	1,820
Inventory	—	—	455	—	—	455
Current portion of deferred tax assets, net	—	—	668	—	—	668
Other current assets	—	96	474	2	—	572
Total current assets	—	96	6,376	130	—	6,602
Property and equipment, net of accumulated depreciation	—	—	12,703	—	—	12,703
Goodwill	—	—	8,134	—	—	8,134
Spectrum licenses	—	—	12,594	220	—	12,814
Other intangible assets, net of accumulated amortization	—	—	61	—	—	61
Investments in unconsolidated affiliates	—	6	29	—	—	35
Investments in subsidiaries, net	—	34,250	233	—	(34,483)	—
Intercompany receivables	—	—	2,711	15	(2,726)	—
Long-term investments	—	—	22	—	—	22
Other assets	—	8	230	—	—	238
Total assets	$—	$34,360	$43,093	$365	$(37,209)	$40,609
Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$—	$—	$1,764	$62	$—	$1,826
Accrued liabilities	—	—	1,179	53	—	1,232
Current payables to affiliates	—	849	197	—	—	1,046
Deferred revenue	—	—	257	—	—	257
Other current liabilities	—	—	143	—	—	143
Total current liabilities	—	849	3,540	115	—	4,504
Long-term payables to affiliates	—	14,983	66	—	—	15,049
Deferred tax liabilities	—	—	3,282	—	—	3,282
Deferred rents	—	—	1,672	—	—	1,672
Intercompany payables	—	2,726	—	—	(2,726)	—
Other long-term liabilities	—	17	300	—	—	317
Total long-term liabilities	—	17,726	5,320	—	(2,726)	20,320
Total stockholder’s equity	—	15,785	34,233	250	(34,483)	15,785
Total liabilities and stockholder’s equity	$—	$34,360	$43,093	$365	$(37,209)	$40,609

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Condensed Consolidating Statement of Income and Comprehensive Income Information
Year Ended December 31, 2012
(dollars in millions)

	Parent	Issuing Subsidiary	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Revenues
Service revenues	$—	$—	$16,610	$712	$(109)	$17,213
Equipment sales	—	—	2,783	—	(541)	2,242
Other revenues	—	—	319	83	(138)	264
Total revenues	—	—	19,712	795	(788)	19,719
Operating expenses
Network costs, excluding depreciation and amortization	—	—	4,730	69	(138)	4,661
Cost of equipment sales	—	—	3,594	449	(606)	3,437
Customer acquisition, excluding depreciation and amortization	—	—	3,286	—	—	3,286
General and administrative, excluding depreciation and amortization	—	—	3,403	151	(44)	3,510
Depreciation and amortization	—	—	3,180	7	—	3,187
Impairment charges	—	—	8,134	—	—	8,134
Restructuring costs	—	—	85	—	—	85
Other, net	—	—	(184)	—	—	(184)
Total operating expenses	—	—	26,228	676	(788)	26,116
Operating (loss) income	—	—	(6,516)	119	—	(6,397)
Other (expense) income
Interest expense to affiliates	—	(661)	—	—	—	(661)
Interest income	—	—	77	—	—	77
Other income (expense), net	—	38	(36)	(7)	—	(5)
Total other (expense) income, net	—	(623)	41	(7)	—	(589)
(Loss) income before income taxes	—	(623)	(6,475)	112	—	(6,986)
Income tax expense	—	—	(310)	(40)	—	(350)
Loss of subsidiaries	—	(6,713)	—	—	6,713	—
Net (loss) income	—	(7,336)	(6,785)	72	6,713	(7,336)
Other comprehensive income (loss), net of tax	—	69	(41)	—	41	69
Total comprehensive (loss) income	$—	$(7,267)	$(6,826)	$72	$6,754	$(7,267)

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Condensed Consolidating Statement of Income and Comprehensive Income Information
Year Ended December 31, 2011
(dollars in millions)

	Parent	Issuing Subsidiary	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Revenues
Service revenues	$—	$—	$17,958	$635	$(112)	$18,481
Equipment sales	—	—	2,401	—	(500)	1,901
Other revenues	—	—	312	76	(152)	236
Total revenues	—	—	20,671	711	(764)	20,618
Operating expenses
Network costs, excluding depreciation and amortization	—	—	5,028	76	(152)	4,952
Cost of equipment sales	—	—	3,824	389	(567)	3,646
Customer acquisition, excluding depreciation and amortization	—	—	3,185	—	—	3,185
General and administrative, excluding depreciation and amortization	—	—	3,438	150	(45)	3,543
Depreciation and amortization	—	—	2,982	—	—	2,982
Impairment charges	—	—	6,388	32	—	6,420
Other, net	—	—	185	(16)	—	169
Total operating expenses	—	—	25,030	631	(764)	24,897
Operating (loss) income	—	—	(4,359)	80	—	(4,279)
Other (expense) income
Interest expense to affiliates	—	(662)	(8)	—	—	(670)
Interest income	—	—	25	—	—	25
Other income (expense), net	—	(16)	6	—	—	(10)
Total other (expense) income, net	—	(678)	23	—	—	(655)
(Loss) income before income taxes	—	(678)	(4,336)	80	—	(4,934)
Income tax benefit (expense)	—	—	249	(33)	—	216
(Loss) earnings of subsidiaries	—	(4,040)	(19)	—	4,059	—
Net (loss) income	—	(4,718)	(4,106)	47	4,059	(4,718)
Other comprehensive income (loss), net of tax	—	11	2	—	(2)	11
Total comprehensive (loss) income	$—	$(4,707)	$(4,104)	$47	$4,057	$(4,707)

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Condensed Consolidating Statement of Income and Comprehensive Income Information
Year Ended December 31, 2010
(dollars in millions)

	Parent	Issuing Subsidiary	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Revenues
Service revenues	$—	$—	$18,633	$114	$(14)	$18,733
Equipment sales	—	—	2,462	—	(58)	2,404
Other revenues	—	—	675	473	(938)	210
Total revenues	—	—	21,770	587	(1,010)	21,347
Operating expenses
Network costs, excluding depreciation and amortization	—	—	5,369	465	(939)	4,895
Cost of equipment sales	—	—	4,255	44	(62)	4,237
Customer acquisition, excluding depreciation and amortization	—	—	3,205	—	—	3,205
General and administrative, excluding depreciation and amortization	—	—	3,511	33	(9)	3,535
Depreciation and amortization	—	—	2,773	—	—	2,773
Other, net	—	—	(3)	—	—	(3)
Total operating expenses	—	—	19,110	542	(1,010)	18,642
Operating (loss) income	—	—	2,660	45	—	2,705
Other (expense) income
Interest expense to affiliates	—	(534)	(22)	—	—	(556)
Interest income	—	—	14	—	—	14
Other (expense) income, net	—	(3)	19	—	—	16
Total other (expense) income, net	—	(537)	11	—	—	(526)
(Loss) income before income taxes	—	(537)	2,671	45	—	2,179
Income tax expense	—	—	(809)	(13)	—	(822)
Earnings of subsidiaries	—	1,891	8	—	(1,899)	—
Net income (loss)	—	1,354	1,870	32	(1,899)	1,357
Net income attributable to non-controlling interest	—	—	(3)	—	—	(3)
Net income (loss)	—	1,354	1,867	32	(1,899)	1,354
Other comprehensive income (loss) , net of tax	—	(31)	23	—	(23)	(31)
Total comprehensive (loss) income	$—	$1,323	$1,890	$32	$(1,922)	$1,323

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Condensed Consolidating Statement of Cash Flows Information
Year Ended December 31, 2012
(dollars in millions)

	Parent	Issuing Subsidiary	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Operating activities
Net cash provided by operating activities	$—	$(66)	$3,872	$56	$—	$3,862
Investing activities
Purchases of property and equipment	—	—	(2,901)	—	—	(2,901)
Expenditures related to spectrum licenses	—	—	(387)	—	—	(387)
Short term affiliate loan receivable, net	—	—	(651)	—	—	(651)
Proceeds from disposals of property and equipment and intangible assets	—	—	51	—	—	51
Payments to acquire and proceeds from disposals of financial assets, net	—	—	(5)	—	—	(5)
Investments in unconsolidated affiliates, net	—	—	(22)	—	—	(22)
Net cash used in investing activities	—	—	(3,915)	—	—	(3,915)
Financing activities
Proceeds from financial obligation	—	2,469	—	—	—	2,469
Repayments of financial obligation	—	—	(9)	—	—	(9)
Equity distribution to stockholder	—	(2,403)	—	—	—	(2,403)
Net cash provided by financing activities	—	66	(9)	—	—	57
Change in cash and cash equivalents	—	—	(52)	56	—	4
Cash and cash equivalents
Beginning of year	—	—	339	51	—	390
End of year	$—	$—	$287	$107	$—	$394

Condensed Consolidating Statement of Cash Flows Information
Year Ended December 31, 2011
(dollars in millions)

	Parent	Issuing Subsidiary	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Operating activities
Net cash provided by operating activities	$—	$—	$4,960	$91	$(71)	$4,980
Investing activities
Purchases of property and equipment	—	—	(2,729)	—	—	(2,729)
Expenditures related to spectrum licenses	—	—	(23)	—	—	(23)
Short term affiliate loan receivable, net	—	—	(2,005)	—	—	(2,005)
Proceeds from disposals of property and equipment and intangible assets	—	—	2	—	—	2
Payments to acquire and proceeds from disposals of financial assets, net	—	—	73	—	—	73
Investments in unconsolidated affiliates, net	—	—	(17)	—	—	(17)
Net cash used in investing activities	—	—	(4,699)	—	—	(4,699)
Financing activities
Intercompany dividend paid	—	—	—	(71)	71	—
Net cash provided by financing activities	—	—	—	(71)	71	—
Change in cash and cash equivalents	—	—	261	20	—	281
Cash and cash equivalents
Beginning of year	—	—	78	31	—	109
End of year	$—	$—	$339	$51	$—	$390

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Condensed Consolidating Statement of Cash Flows Information
Year Ended December 31, 2010
(dollars in millions)

	Parent	Issuing Subsidiary	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Operating activities
Net cash provided by operating activities	$—	$—	$4,874	$31	$—	$4,905
Investing activities
Purchases of property and equipment	—	—	(2,819)	—	—	(2,819)
Expenditures related to spectrum licenses	—	—	(18)	—	—	(18)
Short term affiliate loan receivable, net	—	—	(2,315)	—	—	(2,315)
Proceeds from disposals of property and equipment and intangible assets	—	—	17	—	—	17
Payments to acquire and proceeds from disposals of financial assets, net	—	—	20	—	—	20
Investments in unconsolidated affiliates, net	—	—	(11)	—	—	(11)
Net cash used in investing activities	—	—	(5,126)	—	—	(5,126)
Financing activities
Long-term borrowings from affiliates	—	—	116	—	—	116
Other net cash provided by financing activities	—	—	7	—	—	7
Net cash provided by financing activities	—	—	123	—	—	123
Change in cash and cash equivalents	—	—	(129)	31	—	(98)
Cash and cash equivalents
Beginning of year	—	—	207	—	—	207
End of year	$—	$—	$78	$31	$—	$109